QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

RECEIVABLES FUNDING AGREEMENT

Dated as of March 1, 2001,

by and among

LABOR READY FUNDING CORPORATION
as Borrower,

REDWOOD RECEIVABLES CORPORATION,
as Conduit Lender,

LABOR READY, INC.,
as Servicer,

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Committed Lender and as Administrative Agent

EXHIBITS

Exhibit 2.01(b)	Form of Revolving Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Base Certificate
Exhibit 2.03(b)	Form of Borrowing Request
Exhibit 2.03(c)	Form of Repayment Notice
Exhibit 3.01(a)(i)	Form of Officer's Certificate as to Solvency of Borrower
Exhibit 3.01(a)(i)(A)	Form of Officer's Closing Certificate of Borrower
Exhibit 3.01(a)(i)(B)	Form of Officer's Post-Closing Certificate of Borrower
Exhibit 3.01(a)(ii)	Form of Officer's Certificate as to Solvency of Servicer
Exhibit 3.01(a)(ii)(A)	Form of Officer's Closing Certificate of Servicer
Exhibit 3.01(a)(ii)(B)	Form of Officer's Post-Closing Certificate of Servicer
Exhibit 3.01(a)(iv)	Form of Monthly Report
Exhibit 10.03	Form of Power of Attorney
Exhibit A	Credit and Collection Policy
Schedule 4.01(b)	Executive Offices; Collateral Locations; Corporate or Other Names; FEIN/Borrower
Schedule 4.01(d)	Litigation
Schedule 4.01(h)	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness/Borrower
Schedule 4.01(i)	Tax Matters/Borrower
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower
Schedule 5.01(b)	Trade Names/Borrower
Schedule 5.03(b)	Existing Liens/Borrower
Annex G	Financial Covenants
Annex 5.02(a)	Reporting Requirements of the Borrower (including Form of Monthly Report)
Annex 7.08	Reporting Requirements of the Servicer
Annex X	Definitions
Annex Y	Schedule of Documents

    THIS RECEIVABLES FUNDING AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, the "Agreement") is entered into as of March 1, 2001 by and among LABOR READY FUNDING CORPORATION, a Delaware corporation (the "Borrower"), LABOR READY, INC., a Washington corporation (the "Parent"), in its capacity as servicer hereunder (in such capacity, the "Servicer"), REDWOOD RECEIVABLES CORPORATION, a Delaware corporation (the "Conduit Lender"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as a Committed Lender (the "Committed Lender") and as administrative agent for the Conduit Lender and the Committed Lender hereunder (in such capacity, the "Administrative Agent").

RECITALS

    A.  The Borrower is a special purpose corporation owned by the Parent.

    B.  The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Parent and the other Originators party to the Receivables Sale Agreement.

    C.  The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances hereunder and pledging all of its right, title and interest in and to the Receivables and certain other assets as security therefor, and, subject to the terms and conditions hereof, the Conduit Lender and the Committed Lender intend to make such Advances, from time to time, as described herein.

    D.  The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Conduit Lender and the Committed Lender in connection with the making and financing of such Advances.

    E.  In order to effectuate the purposes of this Agreement, the Conduit Lender and the Committed Lender each desires to appoint the Parent to service, administer and collect the Receivables securing the Advances pursuant to this Agreement and the Parent is willing to act in such capacity as Servicer hereunder on the terms and conditions set forth herein.

AGREEMENT

    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

    Section 1.01.  Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

    Section 1.02.  Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II.
AMOUNTS AND TERMS OF ADVANCES

    Section 2.01.  Advances.  (a) From and after the Closing Date and until the Facility Termination Date and subject to the terms and conditions hereof, the Conduit Lender (prior to the occurrence of a Redwood Termination Date or the Redwood Transfer Date) and the Committed Lender (after the occurrence of the Committed Lender Funding Event) severally agree to make advances (each such advance hereunder, an "Advance") to the Borrower from time to time. Under no circumstances shall a Lender make any Advances if, after giving effect thereto, a Funding Excess would exist. The aggregate amount of Advances outstanding shall not exceed at any time (i) the Availability as determined by the most recent Borrowing Base Certificate delivered by the Borrower under Section 2.03(a) less (ii) Standby L/C Exposure at such time. Borrower may from time to time borrow, repay and reborrow Advances hereunder on the terms and conditions set forth herein.

    (b) Borrower shall execute and deliver to each Lender a note to evidence the Advances which may be made hereunder from time to time by such Lender. The note shall be in the principal amount of the Maximum Facility Amount, dated the Closing Date and substantially in the form of Exhibit 2.01(b) (each, a "Revolving Note"). Each Revolving Note shall represent the obligation of Borrower to the applicable Lender to pay the amount of the Maximum Facility Amount or, if less, the aggregate unpaid principal amount of all Advances made by such Lender to Borrower together with interest thereon as prescribed in Section 2.06. The entire unpaid balance of all of the Advances and all other unpaid Borrower Secured Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.

    Section 2.02.  Optional Changes in Maximum Facility Amount.

    (a) So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, reduce the Maximum Facility Amount permanently; provided, that (i) the Borrower shall give ten Business Days' prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a "Commitment Reduction Notice"), (ii) any partial reduction of the Maximum Facility Amount shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such reduction shall reduce the Maximum Facility Amount below the greater of (x) Outstanding Principal Amount and (y) $50,000,000.

    (b) The Borrower may at any time on at least 90 days' prior written notice by the Borrower to the Administrative Agent irrevocably terminate the Maximum Facility Amount; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the "Commitment Termination Notice") and (ii) the Borrower shall reduce the Outstanding Principal Amount to zero and make all payments required by Section 2.03(c) at the time and in the manner specified therein. Upon such termination, the Borrower's right to request that any Lender make Advances hereunder shall simultaneously terminate and the Facility Termination Date shall automatically occur.

    (c) Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Lenders not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Lenders after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Maximum Facility Amount.

    Section 2.03.  Notices Relating to Increases and Reductions in the Outstanding Principal Amount.

    (a) Not later than 12:00 noon (New York time) on each Business Day, the Borrower shall deliver to the Lenders and the Administrative Agent an Officer's Certificate substantially in the form of Exhibit 2.03(a) (each, a "Borrowing Base Certificate"). Funding Availability shall be determined by the Administrative Agent based on information related to the Borrower Collateral available to it, including (A) any information obtained in connection with any audit or reflected in the most recent Borrowing Base Certificate or (B) any other information that may be available to the Lenders and the Administrative Agent.

    (b) Each Advance shall be made upon the provision of notice by the Borrower to the Administrative Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than 4:00 p.m. (New York time) (i) in respect of any Advance to be made by the Conduit Lender, on the Business Day immediately preceding the proposed Advance Date set forth therein and (ii) after the occurrence of a Committed Lender Funding Event, in respect of any Advance to be made by the Committed Lender on the Business Day immediately preceding the proposed Advance Date set forth therein. Each such notice (a "Borrowing Request") shall (x) be substantially in the form of Exhibit 2.03(b), (y) be irrevocable and (z) specify the amount of the requested increase in Outstanding Principal Amount (which shall be in a minimum amount of $500,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent.

    (c) The Borrower may at any time reduce the Outstanding Principal Amount; provided, that (i) the Borrower shall give one Business Day's prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.03(c) (each such notice, a "Repayment Notice"), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested reduction in the Outstanding Principal Amount and the proposed date of such reduction (which shall be a Business Day) and (iv) any such reduction must be accompanied by payment of (A) all Daily Yield accrued and unpaid on the Outstanding Principal Amount being reduced through but excluding the date of such reduction and (B) the costs, if any, required by Section 2.10. Any such notice of reduction must be received by the Administrative Agent no later than 4:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed reduction in the Outstanding Principal Amount.

    Section 2.04.  Making of Advances.

    (a)  Increases in Outstanding Principal Amount.

      (i)  Funding of Collection Account.  Following receipt of any Borrowing Request, and subject to satisfaction of the conditions set forth in Section 3.02, the Applicable Lender shall make available to or on behalf of the Borrower on the Advance Date specified therein the lesser of (x) the requested increase in the Outstanding Principal Amount specified in such Borrowing Request and (y) the Funding Availability by depositing such amount in same day funds into the Collection Account. The Applicable Lender shall, or shall cause the Administrative Agent to, deposit into the Borrower Account on each Business Day during the Revolving Period, in same day funds, all amounts on deposit in the Collection Account that are to be disbursed pursuant to Section 6.03(c).

      (ii)  Recordation of Advances.  The Borrower shall indicate in its Records that interests in the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables on behalf of the Lenders. The Borrower and the Servicer shall hold all Contracts and other documents and incidents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Conduit Lender and the Committed Lender in accordance with their interests hereunder. The Borrower and the Servicer hereby acknowledge that their retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent's (on behalf of the Lenders) benefit only.

    (b)  Repurchases of Transferred Receivables.  If the Parent is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale and Contribution Agreement, upon payment from the Parent of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus the sum of (A) Collections received in respect thereof and (B) the amount of any Dilution Factors taken into account in the calculation of the Sale Price therefor), the Administrative Agent and the Applicable

Lenders shall release their liens on and security interests in the Transferred Receivables being so repurchased.

    Section 2.05.  Facility Termination Date.  Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Facility Termination Date.

    Section 2.06.  Daily Yield.

    (a) The Borrower shall pay Daily Yield to the Administrative Agent, for the account of the Lenders, for each day on which any Outstanding Principal Amount is outstanding, in the manner and at the times specified in Sections 6.03, 6.04 and 6.05.

    (b) Notwithstanding the foregoing, the Borrower shall pay interest at the applicable Daily Yield Rate on unpaid Daily Yield and on any other amount payable by the Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full.

    Section 2.07.  Fees.

    (a) On or prior to the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, the fees set forth in the Fee Letter that are payable on the Closing Date.

    (b) On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor as provided in Section 6.04.

    (c) The Borrower agrees to pay to the Administrative Agent, for the account of the Applicable Lender, an unused facility fee (the "Unused Facility Fee") equal to one-quarter of one percent (0.25%) per annum, calculated daily from the Closing Date until the Termination Date and payable monthly in arrears on the fifth Business Day of each month, commencing with the month of March 2001, on the amount by which the Maximum Facility Amount as in effect on such date exceeds the sum (without duplication) of the aggregate Outstanding Principal Amount and Standby L/C Exposure on such date, which fee shall be fully earned when payable and shall be non-refundable.

    Section 2.08.  Time and Method of Payments.

    (a) Subject to the provisions of Sections 6.02, 6.03, 6.04 and 6.05, all payments with respect to the Outstanding Principal Amount and all payments of interest, fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to the Administrative Agent (for its account or the account of the applicable Lenders, Affected Parties or Indemnified Persons) not later than 12:00 noon (New York time) on the due date therefor. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the applicable Daily Yield Rate until, the next succeeding Business Day. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the applicable Daily Yield Rate shall be payable during such extension.

    (b) Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, excluding taxes imposed on or measured by the net income of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, charges and withholdings being "Indemnified Taxes"). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

    Section 2.09.  Capital Requirements; Additional Costs.

    (a) If the Administrative Agent on behalf of any Affected Party shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement, any other Related Document or any Program Document and thereby reducing the rate of return on such Affected Party's capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for the Borrower's Share of such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Daily Yield Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Administrative Agent to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

    (b) If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder, under any other Related Document or under any Program Document, including with respect to any Advances, Outstanding Principal Amount, Borrower LOC Draws or Liquidity Loans, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, Outstanding Principal Amount, Borrower LOC Draws or Liquidity Loans (any such increase in cost or reduction in amounts receivable are hereinafter referred to as "Additional Costs"), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for the Borrower's Share of such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Daily Yield Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).

    (c) Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder, under any other Related Document or under any Program Document or on amounts receivable by it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and which is calculated the same as for comparable claims with respect to similarly situated sellers or borrowers of the Affected Party and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

    Section 2.10.  Breakage Costs.  The Borrower shall pay to the Administrative Agent for the account of either Lender, upon request of such Lender, such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender) as a result of any reduction by the Borrower in the Outstanding Principal Amount (and accompanying loss of Daily Yield thereon) other than on the maturity date of the Commercial Paper (or other financing source) funding such Outstanding Principal Amount, which compensation shall include an amount equal to any loss or expense incurred by such Lender during the period from the date of such reduction to (but excluding) the maturity date of such Commercial Paper (or other financing source) if the rate of interest obtainable by such Lender upon the redeployment of funds in an amount equal to such reduction is less than the interest rate applicable to such Commercial Paper (or other financing source) (any such loss, cost or expense, "Breakage Costs"). The determination by such Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

    Section 2.11.  Funding Excess.  On each Business Day during the Revolving Period and after completion of the disbursements specified in Section 6.03, the Administrative Agent shall notify the Borrower and the Servicer of any Funding Excess on such day, and the Borrower shall deposit the amount of such Funding Excess in the Collection Account by 12:00 noon (New York time) on the immediately succeeding Business Day.

ARTICLE III.
CONDITIONS PRECEDENT

    Section 3.01.  Conditions to Effectiveness of Agreement.  Neither the Conduit Lender nor the Committed Lender shall be obligated to make any Advances hereunder on the occasion of the initial Advance or to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Lenders and the Administrative Agent:

    (a)  Funding Agreement; Other Related Documents.  This Agreement and the Revolving Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Lender and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents (Annex Y), each in form and substance satisfactory to each Lender and the Administrative Agent.

    (b)  Governmental Approvals.  The Lenders and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer's Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Lenders and the Administrative Agent affirming that no such consents or approvals are required.

    (c)  Compliance with Laws.  The Borrower and the Servicer shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.01(a).

    (d)  Payment of Fees.  The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Lender for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including each Lender's legal, rating agency and audit expenses, and other document preparation costs.

    (e)  Representations and Warranties.  Each representation and warranty by the Borrower contained herein and in each other Related Document shall be true and correct as of the Closing Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

    (f)  No Termination Event.  No Incipient Termination Event or Termination Event hereunder or any "Event of Default" or "Default" (each as defined in the Standby Letter of Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

    (g)  Confirmation of Commercial Paper Ratings.  The Administrative Agent shall have received written confirmation from each Rating Agency that the then current rating of the Commercial Paper shall not be withdrawn or downgraded after giving effect to this Agreement and the transactions contemplated thereby.

    (h)  Audit.  The Administrative Agent shall have completed a satisfactory audit of the Receivables and of the Originators' locations.

    (i)  Standby Letter of Credit Agreement.  The Standby Letter of Credit Agreement and the Collateral Documents (as defined therein) shall have been executed and delivered by all parties thereto and all conditions precedent to the effectiveness therein (other than the effectiveness of this Agreement), shall have been fulfilled to the satisfaction of the Lenders and the Administrative Agent.

    Section 3.02.  Conditions Precedent to All Advances.  No Lender shall be obligated to make any Advances hereunder on any date if, as of the date thereof:

    (a) any representation or warranty of the Borrower or the Servicer contained herein or in any of the other Related Documents shall be untrue or incorrect as of such date, either before or after giving effect to the Advances on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

    (b) any event shall have occurred, or would result from such Advances on such Advance Date or from the application of the proceeds therefrom that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

    (c) the Borrower shall not be in compliance with any of its covenants or other agreements set forth herein;

    (d) the Facility Termination Date shall have occurred;

    (e) either before or after giving effect to such Advance, to the application of the proceeds therefrom a Funding Excess would exist;

    (f)  any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Lenders and the Administrative Agent, (i) as any Lender or the Administrative Agent may reasonably request, or (ii) as either Rating Agency may request;

    (g) the Administrative Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect; or

    (h) the Administrative Agent shall not have received a Borrowing Base Certificate on such date as required pursuant to Section 2.03(a).

The delivery by the Borrower of a Borrowing Request, the acceptance by the Borrower of the funds from such Advance on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

    Section 3.03.  Conditions Precedent to Releases of Funds.  The Administrative Agent shall not be obligated to authorize any release of funds to the Borrower Account under Section 6.03(c) on any date if, as of the date thereof:

    (a) any representation or warranty of the Borrower or the Servicer contained herein or in any of the other Related Documents shall be untrue or incorrect as of such date, either before or after giving effect to the release of such funds on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

    (b) any event shall have occurred, or would result from such release of funds or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

    (c) the Borrower shall not be in compliance with any of its covenants or other agreements set forth herein;

    (d) the Facility Termination Date shall have occurred;

    (e) either before or after giving effect to such release of funds and to the application of the proceeds therefrom, a Funding Excess would exist;

    (f)  any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Lenders and the Administrative Agent, (i) as any Lender or the Administrative Agent may reasonably request, or (ii) as either Rating Agency may request;

    (g) the Administrative Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect;

    (h) the Administrative Agent has not received a Borrowing Base Certificate on such date as required pursuant to Section 2.03(a); or

    (i)  the Borrower Account is not subject to a valid Borrower Blocked Account Agreement as of such date.

The acceptance by the Borrower of the funds released to the Borrower Account from the Collection Account on any date shall be deemed to constitute, as of any such date, a representation and warranty by the Borrower that the conditions in this Section 3.03 have been satisfied.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

    Section 4.01.  Representations and Warranties of the Borrower.  To induce each Lender to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent, each and all of which shall survive the execution and delivery of this Agreement.

    (a)  Corporate Existence; Compliance with Law.  The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter and bylaws; and (vi) subject to specific representations set forth herein regarding labor, employment, ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (b)  Executive Offices; Collateral Locations; Corporate or Other Names; FEIN.  As of the Closing Date, the current location of the Borrower's chief executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located, and the locations of its records concerning the Borrower Collateral (including originals of the Borrower Assigned Agreements) are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months (or such shorter time as the Borrower has been in existence). During the prior five years (or such shorter time as the Borrower has been in existence), except as set forth in Schedule 4.01(b), the Borrower has not been known as or used any corporate, fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

    (c)  Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, the creation and perfection of all Liens and ownership interests provided for therein: (i) are within the Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of the Borrower's charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any Originator is a party or by which the Borrower or any Originator or any of the property of the Borrower or any Originator is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). The exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party, do not require the consent or approval of any Governmental Authority or any other Person (other than consents or approvals solely relating to or required to be obtained by a Lender or the Administrative Agent, and subject to the Bankruptcy Code), except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). On or prior to the Closing Date, each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.

    (d)  No Litigation.  No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower that (i) challenges the Borrower's right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii), has a reasonable risk of being determined adversely to the Borrower and that, if so determined, could have a Material Adverse Effect. Except as set forth on Schedule 4.01(d), as of the Closing Date there is no Litigation pending or threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, the Borrower.

    (e)  Solvency.  Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is and will be Solvent.

    (f)  Material Adverse Effect.  Since the date of the Borrower's organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower's assets and no law or regulation applicable to the Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Borrower is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Borrower is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since the date of the Borrower's organization, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

    (g)  Ownership of Property; Liens.  None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws). The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's right, title and interest in and to the Transferred Receivables and its other properties and assets. The Liens granted to the Lender pursuant to Section 8.01 will at all times be fully perfected first priority Liens in and to the Borrower Collateral.

    (h)  Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Schedule 4.01(h), the Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, and is not an Affiliate of any other Person. All of the issued and outstanding Stock of the Borrower is owned by each of the Stockholders in the amounts set forth on Schedule 4.01(h). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Debt of the Borrower as of the Closing Date is described in Section 5.03(i).

    (i)  Taxes.  All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower and each of its Affiliates included in the Parent Group have been filed with the appropriate Governmental Authority and all charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding charges or other amounts being contested in accordance with Section 5.01(e). Proper and accurate amounts have been withheld by the Borrower or such Affiliate from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth as of the Closing Date (i) those taxable years for which the Borrower's or such Affiliates' tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described on Schedule 4.01(i), neither the Borrower nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges. The Borrower is not liable for any charges: (A) under any agreement (including any tax sharing agreements) or (B) to the best of the Borrower's knowledge, as a transferee. As of the Closing Date, neither the Borrower nor any of its Affiliates included in the Parent Group has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

    (j)  Full Disclosure.  All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Borrower to either Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents is true and accurate in every material respect, and none of this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Borrower to either Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents is misleading as a result of the failure to include therein a material fact.

    (k)  ERISA.  The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

    (l)  Brokers.  No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

    (m)  Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security," as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

    (n)  Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

    (o)  Government Regulation.  The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act. The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this

Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

    (p)  Nonconsolidation.  The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

      (i)  the Borrower is a limited purpose corporation whose activities are restricted in its certificate or articles of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Lenders and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

      (ii)  no individual at the time he or she is acting specifically in the capacity as an officer or employee of any member of the Parent Group is or will be acting in the capacity as an officer or employee of the Borrower;

      (iii)  other than the purchase and acceptance through capital contribution of Transferred Receivables, the making of Buyer Loans pursuant to the Parent Note, the payment of dividends and the return of capital to the Parent and the payment of Servicing Fees to the Servicer under this Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

      (iv)  the Borrower maintains corporate records and books of account separate from that of each member of the Parent Group, holds regular corporate meetings and otherwise observes corporate formalities and has a business office separate from that of each member of the Parent Group;

      (v)  the financial statements and books and records of the Borrower and the Originators reflect the separate corporate existence of the Borrower;

      (vi)  (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Lock box Agreement, the Borrower's funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled to be satisfied out of the Borrower's assets prior to any value in the Borrower becoming available to the Borrower's Stockholders;

      (vii)  except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower's organizational documents, no member of the Parent Group (A) pays the Borrower's expenses, (B) guarantees the Borrower's obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

      (viii)  all business correspondence and other communications of the Borrower are conducted in the Borrower's own name, on its own stationery and through a separately-listed telephone number;

      (ix)  Borrower shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

      (x)  Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent;

      (xi)  the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing Receivables;

      (xii)  the Borrower maintains at least two independent directors each of whom (A) is employed by a firm or company other than Parent or an Affiliate of Parent which provides such independent directors in the ordinary course of its business, and is acceptable to the Administrative Agent, (B) by a firm or company which is not an Affiliate of Parent, provides such independent direction in the ordinary course of its business, and is acceptable to the Administrative Agent, (C) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (other than the Borrower), all as provided in its certificate or articles of incorporation, (D) has (1) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (E) is otherwise acceptable to the Lenders and the Administrative Agent; and

      (xiii)  the bylaws or the certificate or articles of incorporation of the Borrower require (A) the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower, and (B) the Borrower to maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its Stockholders and board of directors.

    (q)  Deposit and Disbursement Accounts.  Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Closing Date, including the Concentration Account, the Borrower Account and any Lockbox Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

    (r)  Transferred Receivables.

      (i)  Transfers.  Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale and Contribution Agreement.

      (ii)  Eligibility.  Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate.

      (iii)  No Material Adverse Effect.  The Borrower has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on each Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate will not be paid in full when due or has caused it to expect any Material Adverse Effect.

      (iv)  Nonavoidability of Transfers.  The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Parent and (B) (1) have purchased each Sold Receivable from the Parent for cash consideration and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale and Contribution Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. Each Sale of a Sold Receivable effected pursuant to the terms of the Sale and Contribution Agreement shall not have been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

      (s)  Representations and Warranties in Other Related Documents.  Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

    Section 4.02.  Representations and Warranties of the Servicer.  To induce the Lenders to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Servicer represents and warrants to the Lenders and the Administrative Agent, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity as an Originator or as Servicer) contained in any Related Document is true and correct and, if made by the Servicer in its capacity as an Originator, applies with equal force to the Servicer in its capacity as Servicer, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

    Section 5.01.  Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that from and after the Closing Date and until the Termination Date:

    (a)  Compliance with Agreements and Applicable Laws.  The Borrower shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (b)  Maintenance of Existence and Conduct of Business.  The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its certificate of incorporation and bylaws, (2) Sections 4.01(p) and (q) and (3) the assumptions set forth in each legal opinion of McGavick Graves, P.S., or other counsel to the Borrower from time to time delivered pursuant to Section 3.02(d) of the Sale and Contribution Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in such corporate and trade names as are set forth in Schedule 5.01(b).

    (c)  Deposit of Collections; Transfers from Borrower Account, etc.  The Borrower shall deposit or cause to be deposited promptly into the Lockbox Accounts and the Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable. All amounts that may from time to time be paid or payable by the Borrower to the Parent under the Sale and Contribution Agreement or any other Related Document (including, without limitation, any amounts in respect of the Sale Price for Sold Receivables, any amounts on deposit in the Borrower Account and any amounts owing to the Parent it its capacity as Servicer) shall be transferred by the Borrower directly to the Parent Blocked Account maintained by the Parent.

    (d)  Use of Proceeds.  The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the purchase of Receivables from the Parent pursuant to the Sale and Contribution Agreement, (ii) the payment of dividends to its Stockholders, (iii) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, (iv) the funding of Buyer Loans, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

    (e)  Payment, Performance and Discharge of Obligations.

      (i)  Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges payable by it, including (A) charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

      (ii)  The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) none of the Lenders or the Administrative Agent has advised the Borrower in writing that such Affected Party reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

    (f)  ERISA.  The Borrower shall give the Administrative Agent prompt written notice of any event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

    Section 5.02.  Reporting Requirements of the Borrower.

    (a) The Borrower hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to the Lenders, the Administrative Agent and, in the case of paragraph (f) therein only, to the Rating Agencies, the financial statements, notices and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

    (b) The Borrower hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to the Lenders, the Administrative Agent and the Collateral Agent (i) as soon as available and in any event no later than 12:00 noon (New York time) on each Business Day, a Borrowing Base Certificate, and (ii) such other reports, statements and reconciliations with respect to the Borrowing Base or Borrower Collateral as any Lender, the Administrative Agent or the Collateral Agent shall from time to time request in its reasonable discretion.

    Section 5.03. Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Lenders and the Administrative Agent, from and after the Closing Date until the Termination Date:

    (a)  Sale of Stock and Assets.  The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets, including its capital Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Lockbox Account, the Concentration Account, the Collection Account, the Retention Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

    (b)  Liens.  The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Secured Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

    (c)  Modifications of Receivables, Contracts or Credit and Collection Policies.  The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided, that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

    (d)  Changes in Instructions to Obligors.  The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables.

    (e)  Capital Structure and Business.  The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations that could have or result in a Material Adverse Effect, (ii) make any change in its capital structure as described on Schedule 4.01(h), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, or (iii) amend its certificate or articles of incorporation or bylaws. The Borrower shall not engage in any business other than as provided in its organizational documents and the Related Documents.

    (f)  Mergers, Subsidiaries, Etc.  The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

    (g)  Sale Characterization; Sale and Contribution Agreement.  The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale and Contribution Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale and Contribution Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower and (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.

    (h)  Restricted Payments.  Except for the Buyer Loans made prior to the occurrence of an Incipient Termination Event or a Termination Event, the Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any dividends, repurchase any Stock, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower's Stock if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

    (i)  Indebtedness.  The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) deferred taxes, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (iv) indorser liability in connection with the indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

    (j)  Prohibited Transactions.  The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

    (k)  Investments.  Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including any Stockholder, director, officer or employee of the Borrower, the Parent or any of the Parent's other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.

    (l)  Commingling.  The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into the Concentration Account or any Lockbox Account. If such funds are nevertheless deposited into a Lockbox Account and the Servicer has so notified the Administrative Agent, the Administrative Agent shall promptly remit (or direct the applicable Lockbox Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice from the Servicer.

    (m)  ERISA.  The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

    (n)  Related Documents.  The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.

    (o)  Board Policies.  The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could have or result in a Material Adverse Effect.

    (p)  Borrower Blocked Account Agreement.  The Borrower Account and all amounts on deposit therein shall at all times be subject to a valid Borrower Blocked Account Agreement. The Administrative Agent agrees that it shall not give a Notice of Direction (as such term is defined in the Borrower Blocked Account Agreement) to the Borrower Blocked Account Bank unless an Incipient Termination Event or a Termination Event has occurred.

ARTICLE VI.

COLLECTIONS AND DISBURSEMENTS

    Section 6.01.  Establishment of Accounts.

    (a)  The Concentration Account and the Lockbox Accounts.

      (i)  The Borrower has established the Concentration Account with the Concentration Account Bank. The Borrower has established with each Lockbox Bank one or more Lockbox Accounts. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Concentration Account and each Lockbox Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from the Concentration Account or any Lockbox Account except as provided in Section 6.01(b)(ii).

      (ii)  The Borrower and the Servicer have instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a "Lockbox" and collectively the "Lockboxes") or (B) by wire transfer or moneygram directly to a Lockbox Account. Schedule 4.01(q) lists the Concentration Account, the Concentration Account Bank and all Lockboxes and all Lockbox Banks at which the Borrower maintains Lockbox Accounts as of the Closing Date, and such schedule correctly identifies (1) with respect to the Concentration Account Bank or each such Lockbox Bank, the name, address and telephone number thereof, (2) with respect to the Concentration Account and each Lockbox Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower and the Servicer shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, each of the Borrower and the Servicer shall deposit or cause to be deposited into a Lockbox Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Collateral Agent. Each of the Borrower and the Servicer also agrees to instruct each Lockbox Account Bank, and the Borrower and the Servicer each hereby grants to each of the Administrative Agent and the Collateral Agent the authority to instruct such Lockbox Account Bank, to transfer to the Concentration Account (or, in the case of the Lockbox Account existing on the Closing Date with U.S. Bank National Association as the Lockbox Account Bank, to transfer to the Collection Account), on each Business Day in same day funds, all available funds in any and all Lockbox Accounts maintained with such Lockbox Account Bank, and until so transferred all such funds shall be held in trust for the benefit of the Administrative Agent. Neither the Borrower nor the Servicer shall make any deposits into the Concentration Account, a Lockbox or any Lockbox Account except in accordance with the terms of this Agreement or any other Related Document.

      (iii)  If, for any reason, a Lockbox Agreement terminates or any Lockbox Bank fails to comply with its obligations under the Lockbox Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close the Concentration Account or any such Lockbox Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Concentration Account Bank or Lockbox Bank, as applicable, or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Concentration Account Bank or Lockbox Bank, as applicable, or with such new depositary institution substantially in the form of the Concentration Account Agreement or such Lockbox Agreement, as applicable, or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account or a Lockbox Account, as applicable, such new agreement shall become the Concentration Account Agreement or a Lockbox Agreement, as applicable, and any new depositary institution shall become the Concentration Account Bank or a Lockbox Bank, as applicable), and (D) taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Concentration Account or Lockbox Account, as applicable, to the Lender under Section 8.01 of this Agreement. Except as permitted by this Section 6.01(a), neither the Borrower nor the Servicer shall open any new Concentration Account or Lockbox or Lockbox Account without the prior written consent of the Administrative Agent.

    (b)  Collection Account.

      (i)  The Lenders have established and shall maintain the Collection Account with the Depositary. The Collection Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

      (ii)  Pursuant to Section 6.02, the Borrower shall instruct the Concentration Account Bank to transfer, and the Borrower hereby grants the Administrative Agent the authority to instruct the Concentration Account Bank to transfer, on each Business Day in same day funds, all available funds in the Concentration Account to the Collection Account. The Lenders and the Administrative Agent may deposit into the Collection Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables. On each Business Day prior to the Facility Termination Date the Administrative Agent shall instruct and cause the Depositary (which instruction may be in writing or by telephone confirmed promptly thereafter in writing) to release funds on deposit in the Collection Account in the order of priority set forth in Section 6.03. On each Business Day from and after the Facility Termination Date the Administrative Agent shall apply all amounts when received in the Collection Account in the order of priority set forth in Section 6.05.

      (iii)  If, for any reason, the Depositary wishes to resign as depositary of the Collection Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Collection Account unless (A) a new deposit account has been established with the Depositary, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Collection Account for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent on behalf of the Lenders and to the Collateral Agent on behalf of the Conduit Lender under the Collateral Agent Agreement.

    (c)  Retention Account.  The Administrative Agent has established and shall maintain the Retention Account with the Depositary. The Retention Account shall be registered in the name of the

Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

    Section 6.02.  Funding of Collection Account.

    (a) As soon as practicable, and in any event no later than 12:00 noon (New York time) on each Business Day:

      (i)  the Administrative Agent shall transfer or cause to be transferred (A) all Collections deposited in the Concentration Account prior to such Business Day to the Collection Account;

      (ii)  the Applicable Lender or the Administrative Agent shall deposit in the Collection Account the amount, if any, required pursuant to Section 2.04(a)(i);

      (iii)  if, on the immediately preceding Business Day, the Administrative Agent shall have notified the Borrower of any Funding Excess, then the Borrower shall deposit cash in the amount of such Funding Excess in the Collection Account;

      (iv)  if on such Business Day the Borrower is required to make other payments under this Agreement not previously retained out of Collections (including Additional Amounts and Indemnified Amounts not previously paid), then the Borrower shall deposit an amount equal to such payments in the Collection Account;

      (v)  if, on the immediately preceding Business Day, the Parent made a capital contribution or repurchased a Transferred Receivable pursuant to Section 4.04 of the Sale and Contribution Agreement or made a payment as a result of any Dilution Factors pursuant to Section 4.02(o) of the Sale and Contribution Agreement, then the Borrower shall deposit in the Collection Account cash in the amount so received from the Parent for such contribution or for such repurchase or payment;

      (vi)  the Servicer shall deposit in the Collection Account the Outstanding Balance of any Transferred Receivable the Servicer elects to pay pursuant to Section 7.04; and

      (vii)  the Borrower shall deposit in the Collection Account the Outstanding Balance of any Transferred Receivable the Borrower elects to pay pursuant to Section 8.06(d).

    (b) If, on or before the second Business Day immediately preceding any Settlement Date, the Administrative Agent shall have notified the Borrower of any Retention Account Deficiency pursuant to Section 6.04(b), then the Borrower shall deposit cash in the amount of such deficiency in the Collection Account no later than 12:00 noon (New York time) on such Settlement Date.

    (c) From and after the Facility Termination Date, the Administrative Agent shall transfer all amounts on deposit in the Retention Account as of that date to the Collection Account.

    Section 6.03.  Daily Disbursements From the Collection Account; Revolving Period.  No later than 1:00 p.m. (New York time) on each Business Day during the Revolving Period, and following the transfers made pursuant to Section 6.02, the Administrative Agent shall disburse Collections then on deposit in the Collection Account and its related subaccounts in the following priority:

    (a) to the Retention Account:

      (i)  the amount of any Retention Account Deficiency deposited pursuant to Section 6.02(b); and

      (ii)  an amount equal to the sum of:

        (A) Daily Yield;

        (B) the Yield Shortfall as of the close of business on the immediately preceding Business Day;

        (C) the Servicing Fee;

        (D) the Servicing Fee Shortfall as of the close of business on the immediately preceding Business Day;

        (E) the Unused Facility Fee;

        (F) the Unused Facility Fee Shortfall as of the close of business on the immediately preceding Business Day;

        (G) any Additional Amounts and Indemnified Amounts then due; and

        (H) to the Lenders:

          (I) an amount equal to the deposits made in the Collection Account pursuant to Section 6.02(a)(iv) and not otherwise disbursed pursuant to Section 6.03(a)(i), to be disbursed ratably based on the amounts owed to the applicable Lenders;

          (II) an amount equal to any Funding Excess to be applied in reduction of Outstanding Principal Amount, to the Lenders ratably based on the amount of their respective Outstanding Principal Amounts; and

          (III) if, pursuant to a Repayment Notice, the Borrower has requested a reduction of the Outstanding Principal Amount of the Lenders, then to the Lenders, ratably based on the amount of their respective Outstanding Principal Amounts, the lesser of (A) the amount of such requested reduction of Outstanding Principal Amount and (B) such balance; and

    (b) to the Borrower Account, the balance of any amounts remaining after making the foregoing disbursements.

    Section 6.04.  Disbursements From the Retention Account; Settlement Date Procedures; Revolving Period  .

    (a) On each Settlement Date during the Revolving Period, the amounts on deposit in the Retention Account shall be disbursed or retained by the Administrative Agent in the following priority:

      (i)  to the applicable Lenders (or, if applicable, any Indemnified Person or Affected Party), an amount equal to:

        (A) the Accrued Monthly Yield for the immediately preceding Settlement Period;

        (B) the Accrued Unused Facility Fee for the immediately preceding Settlement Period;

        (C) all Additional Amounts incurred and payable to any Affected Party as of the end of the immediately preceding Settlement Period;

        (D) all other amounts accrued and payable under this Agreement (including Indemnified Amounts incurred and payable to any Indemnified Person) as of the end of the immediately preceding Settlement Period to the extent not already transferred pursuant to Section 6.03(b)(i); and

        (E) if a Funding Excess exists on such date, an amount equal to such excess to the extent not already transferred pursuant to Section 6.03(b)(ii), to be applied in reduction of Outstanding Principal Amount;

      (ii)  to the Servicer on behalf of the Borrower, an amount equal to its accrued and unpaid Servicing Fee as of the end of the immediately preceding Settlement Period;

      (iii)  to be retained in the Retention Account, an amount equal to the Accrued Monthly Yield, Accrued Unused Facility Fee and Accrued Servicing Fee as of such Settlement Date; and

      (iv)  to the Borrower Account, the balance of any funds remaining after retaining or disbursing the foregoing amounts.

    (b) No later than the second Business Day immediately preceding each Settlement Date, the Administrative Agent shall determine and notify the Borrower of any Retention Account Deficiency for the preceding Settlement Period, and the Borrower shall deposit cash in the amount of such Retention Account Deficiency to the Collection Account pursuant to Section 6.02(b).

    Section 6.05.  Liquidation Settlement Procedures.  On each Business Day from and after the Facility Termination Date until the Termination Date, the Administrative Agent shall, as soon as practicable, transfer all amounts then on deposit in the Retention Account to the Collection Account and shall transfer all amounts in the Collection Account (including amounts transferred from the Retention Account pursuant to Section 6.02(c)) in the following priority:

    (a) if an Event of Servicer Termination has occurred and a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02, then to the Successor Servicer an amount equal to its accrued and unpaid Successor Servicing Fees and Expenses;

    (b) to the Lenders, ratably, an amount equal to accrued and unpaid Daily Yield through and including the date of maturity (if any) of the Commercial Paper (or other funding source) maintaining the Outstanding Principal Amount;

    (c) to the Lenders, an amount equal to the unpaid Outstanding Principal Amount;

    (d) to the Administrative Agent, an amount equal to accrued and unpaid Unused Facility Fees;

    (e) all Additional Amounts and Indemnified Amounts incurred and payable to any Indemnified Person; and

    (f)  if an Event of Servicer Termination shall not have occurred, to the Servicer in an amount equal to the accrued and unpaid Servicing Fee; and

    (g) to the Borrower Account, the balance of any funds remaining after payment in full of all amounts set forth in this Section 6.05.

    Section 6.06.  Investment of Funds in Accounts.  To the extent uninvested amounts are on deposit in the Retention Account on any given day during the Revolving Period, the Administrative Agent shall invest all such amounts in Permitted Investments that mature no later than the immediately succeeding Settlement Date. From and after the Facility Termination Date, any investment of such amounts shall be solely at the discretion of the Administrative Agent, subject to the restrictions described above. All proceeds of any such investment shall be deposited upon receipt into the Retention Account.

    Section 6.07.  Termination Procedures.

    (a) On the earlier of (i) the first Business Day after the Facility Termination Date on which the Outstanding Principal Amount has been reduced to zero or (ii) the Final Advance Date, if the obligations to be paid pursuant to Section 6.05 have not been paid in full, the Borrower shall immediately deposit in the Collection Account an amount sufficient to make such payments in full.

    (b) On the Termination Date, all amounts on deposit in the Collection Account and the Retention Account shall be disbursed to the Borrower and all Liens of the Lenders in and to all Transferred Receivables and all Liens of the Lenders and the Administrative Agent in and to the Borrower

Collateral shall be released by each Lender and the Administrative Agent. Such disbursement shall constitute the final payment to which the Borrower is entitled pursuant to the terms of this Agreement.

ARTICLE VII.
SERVICER PROVISIONS

    Section 7.01.  Appointment of the Servicer.  Each of the Conduit Lender and the Committed Lender hereby appoints the Servicer as its agent, and the Borrower hereby acknowledges such appointment, to service the Transferred Receivables and enforce its rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 9.02 or 11.01. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, with the prior written consent of each Lender and the Administrative Agent, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of such Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Lenders and the Administrative Agent shall not be deemed parties thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

    Section 7.02.  Duties and Responsibilities of the Servicer.  Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with industry practice for the servicing of such Transferred Receivables.

    Section 7.03.  Collections on Receivables.

    (a) In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree for purposes of this Agreement only that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Servicer, and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

    (b) If the Servicer determines that amounts unrelated to the Transferred Receivables (the "Unrelated Amounts") have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Lenders and the Administrative Agent no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise satisfactory to each such Affected Party. Upon receipt of any such notice, the Administrative Agent shall segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables and shall not be subject to the provisions of Article VI.

    Section 7.04.  Authorization of the Servicer.  Each of the Conduit Lender and the Committed Lenders hereby authorizes the Servicer, and the Borrower acknowledges such authorization, to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of the Administrative Agent and the Lenders hereunder and the pledge of the Conduit Lender's Revolving Note by the Conduit Lender to the Collateral Agent pursuant to the Collateral Agent Agreement, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing its name on checks and other instruments representing Collections on such Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable or a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable. Each Originator, the Borrower, the Administrative Agent and each Lender shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, the Lenders and the Administrative Agent shall have the absolute and unlimited right to direct the Servicer (whether the Servicer is the Parent or otherwise) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that the Administrative Agent deems necessary or advisable with respect thereto; provided, that in lieu of commencing any such action or taking other enforcement action, the Servicer may, at its option, elect to pay to the Collection Account for the benefit of the Applicable Lenders, an amount equal to the Outstanding Balance of such Transferred Receivable. In no event shall the Servicer be entitled to make any Affected Party a party to any Litigation without such Affected Party's express prior written consent, or to make the Borrower a party to any Litigation without the Administrative Agent's consent.

    Section 7.05.  Servicing Fees.  As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees in accordance with Sections 6.04 and 6.05. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.

    Section 7.06.  Representations and Warranties of the Servicer.  To induce the Lenders to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Servicer represents and warrants to the Lenders and the Administrative Agent, which representation and warranty shall survive the execution and delivery of this Agreement:

    (a) Corporate Existence; Compliance with Law. The Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite corporate power and authority and the legal right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter and bylaws; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (b) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Servicer of this Agreement and the other Related Documents to which it is a party and, solely with respect to clause (vii) below, the exercise by each of the Borrower, the Lenders or the

Administrative Agent of any of its rights and remedies under any Related Document to which it is a party: (i) are within the Servicer's corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of the Servicer's charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Servicer is a party or by which the Servicer or any of the property of the Servicer is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Servicer; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Related Documents to which the Servicer is a party shall have been duly executed and delivered by the Servicer and each such Related Document shall then constitute a legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms.

    (c) No Litigation. No Litigation is now pending or, to the knowledge of the Servicer, threatened against the Servicer that (i) challenges the Servicer's right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) has a reasonable risk of being determined adversely to the Servicer and that, if so determined, could have a Material Adverse Effect.

    (d) Full Disclosure. No information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Servicer to either Lender or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

    (e) Other Representations and Warranties. Each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity as an Originator or as the Servicer) contained in any Related Document is true and correct and, if made by the Servicer in its capacity as an Originator, applies with equal force to the Servicer in its capacity as Servicer.

    Section 7.07.  Covenants of the Servicer.  The Servicer covenants and agrees that from and after the Closing Date and until the Termination Date:

    (a) Ownership of Transferred Receivables. The Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables have been sold or contributed to the Borrower and have been pledged to the Administrative Agent for the benefit of itself and the Lenders.

    (b) Compliance with Credit and Collection Policies. The Servicer shall comply in all respects with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor. The Servicer shall not amend, waive or modify any term or provision of the Credit and Collection Policies without the prior written consent of the Administrative Agent.

    (c) Covenants in Other Related Documents. The Servicer shall perform, keep and observe all covenants applicable to it in its capacity as an Originator under the Sale and Contribution Agreement and the other Related Documents (including those covenants set forth in Sections 4.02 and 4.03 of the Sale and Contribution Agreement) and the Servicer hereby agrees to be bound by such covenants in its capacity as Servicer hereunder for the benefit of the Lenders and the Administrative Agent as if the same were set forth in full herein.

    Section 7.08.  Reporting Requirements of the Servicer.  The Servicer hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to the Lenders and the Administrative Agent the financial statements, notices, and other information at the times, to the Persons and in the manner set forth in Annex 7.08.

ARTICLE VIII.
GRANT OF SECURITY INTERESTS

    Section 8.01.  Borrower's Grant of Security Interest.  To secure the prompt and complete payment, performance and observance of all Borrower Secured Obligations, and to induce the Administrative Agent, the Conduit Lender and the Committed Lender to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions thereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of itself, the Conduit Lender and the Committed Lender, a Lien upon and security interest in all of its right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the "Borrower Collateral"):

    (a) all Receivables, Contracts therefor and Collections thereon;

    (b) the Sale Agreements, the Concentration Account Agreement, all Lockbox Agreements, the Borrower Blocked Account Agreement, the Parent Note, and all other Related Documents now or hereafter in effect relating to the purchase, servicing or processing of Receivables (collectively, the "Borrower Assigned Agreements"), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

    (c) all of the following (collectively, the "Borrower Account Collateral"):

      (i)  the Concentration Account, the Borrower Account, the Lockbox Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account, the Borrower Account, Lockbox Accounts, the Lockboxes or such funds,

      (ii)  the Collection Account, the Retention Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account, the Retention Account or such funds,

      (iii)  all Investments from time to time of amounts in the Collection Account and the Retention Account, and all certificates, instruments and investment property, if any, from time to time representing or evidencing such Investments,

      (iv)  all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

      (v)  all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

    (d) all other property that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf under this Agreement, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower; and

    (e) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 8.01(a) through (d)).

    Section 8.02.  Borrower's Certification.  The Borrower hereby certifies that (a) the benefits of the representations, warranties and covenants of each Selling Subsidiary made to the Parent under the Receivables Sale Agreement and made by the Parent to the Borrower under the Sale and Contribution Agreement have been assigned by the Borrower to the Administrative Agent on behalf of the Lenders hereunder; (b) the rights of the Borrower to require a capital contribution from the Parent or to require payment of a Rejected Amount from an Originator under either Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) each of the Sale Agreements provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 8.03 and 8.14 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreements and this Agreement. The Borrower hereby acknowledges that the Conduit Lender has assigned to the Collateral Agent under the Collateral Agent Agreement the benefits of the representations, warranties and covenants certified in Section 8.02(a) to have been assigned to the Administrative Agent on behalf of the Lenders hereunder.

    Section 8.03.  Consent to Assignment.  Each of the Borrower and the Servicer acknowledges and consents to the grant by the Conduit Lender to the Collateral Agent pursuant to the Collateral Agent Agreement of a Lien upon all of the Conduit Lender's rights, title and interest in, to and under the Borrower Collateral and acknowledges the rights of the Collateral Agent thereunder and the covenants made by the Conduit Lender in favor of the Collateral Agent set forth therein, and further acknowledges and consents that, upon the occurrence and during the continuance of an Incipient Termination Event or a Termination Event prior to a Committed Lender Funding Event, the Collateral Agent shall be entitled to enforce the provisions of the Borrower Assigned Agreements and shall be entitled to all the rights and remedies of the Conduit Lender thereunder. In addition, each of the Borrower and the Servicer hereby authorizes the Collateral Agent to rely on the representations and warranties made by it in the Borrower Assigned Agreements to which it is a party and in any other certificates or documents furnished by it to any party in connection therewith.

    Section 8.04.  Delivery of Collateral.  All certificates or instruments representing or evidencing the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

    Section 8.05.  Borrower Remains Liable.  It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders, the Administrative Agent, the Collateral Agent and the other Conduit Lender Secured Parties shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the Collateral Agent Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent, Lenders, the Collateral Agent or any Lender Secured Party of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders, the Administrative Agent, the Collateral Agent or any of the Conduit Lender Secured Parties shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

    Section 8.06.  Covenants of the Borrower and the Servicer Regarding the Borrower Collateral.

    (a) Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days' prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 14.15 shall have been taken with respect to the Borrower Collateral. Each of the Borrower and the Servicer shall, at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. Each of the Borrower and the Servicer shall mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records, computer tapes, computer disks and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VIII. Upon the occurrence and during the continuance of a Termination Event, the Borrower and the Servicer shall deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent, the Borrower and the Servicer shall permit any representative of the Administrative Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent as more specifically set forth in Section 8.06(b).

    (b) Access. Each of the Borrower and the Servicer shall, at its own expense, during normal business hours, from time to time upon one Business Day's prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit the Lenders or the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit the Lenders or the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other

Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. If (A) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (B) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems any Lender's rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure, then each of the Borrower and the Servicer shall, at its own expense, provide such access at all times and without advance notice and provide the Lenders or the Administrative Agent with access to its suppliers and customers. Each of the Borrower and the Servicer shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. Each of the Borrower and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.

    (c) Communication with Accountants. Each of the Borrower and the Servicer authorizes the Lenders and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) with respect to its business, financial condition and other affairs.

    (d) Collection of Transferred Receivables. Except as otherwise provided in this Section 8.06(d), the Servicer shall continue to collect or cause to be collected, at its sole cost and expense, all amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral. In connection therewith, the Borrower and the Servicer shall take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided, that the Borrower or the Servicer may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for the account of the Applicable Lender (in accordance with its Advances), the Outstanding Balance of any such Transferred Receivable; provided further, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent or deems any Lender's rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure, then the Administrative Agent may, without prior notice to the Borrower or the Servicer, notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the assignment of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Lenders hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower and the Servicer, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of assignment or direction of payment to the Obligors under any Transferred Receivables.

    (e) Performance of Borrower Assigned Agreements. Each of the Borrower and the Servicer shall (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

    (f)  License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, each of the Borrower and the Parent hereby grants to the Administrative Agent on behalf of the Lenders a license to use, without charge, the Borrower's and the Parent's computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, in the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and each of the Borrower and the Parent agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent's benefit (on behalf of itself and the Lenders). Except upon the occurrence and continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower and the Parent notice.

ARTICLE IX.
TERMINATION EVENTS

    Section 9.01.  Termination Events.  If any of the following events (each, a "Termination Event") shall occur (regardless of the reason therefor):

    (a) the Borrower shall (i) fail to make any payment of any Borrower Secured Obligation when due and payable and the same shall remain unremedied for one Business Day or more, or (ii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.01) and the same shall remain unremedied for two Business Days or more after written notice thereof shall have been given by the Administrative Agent to the Borrower; or

    (b) a default or breach shall occur under any other agreement, document or instrument to which the Borrower is a party or by which any such Person or its property is bound, and such default or breach (i) involves the failure to make any payment when due in respect of any Debt (other than the Borrower Secured Obligations) of the Borrower, (ii) permits any holder of such Debt or a trustee or agent to cause Debt or a portion thereof to become due prior to its stated maturity or prior to its regularly scheduled dates of payment or (iii) causes Debt or a portion thereof to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; in each case, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent; or

    (c) a default or breach shall occur under any other agreement, document or instrument to which an Originator is a party or by which any such Person or its property is bound, and such default or breach (i) involves the failure to make any payment when due in respect of any Debt in excess of a principal amount of $500,000 in the aggregate of such Originator, (ii) permits any holder of such Debt or a trustee or agent to cause Debt or a portion thereof which is in excess of a principal amount of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment or (iii) causes Debt or a portion thereof which is in excess of a principal amount of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; in each case, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent; or

    (d) a case or proceeding shall have been commenced in a court of competent jurisdiction against the Borrower seeking a decree or order in respect of the Borrower (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower or for any substantial part of the Borrower's assets, or (iii) ordering the winding-up or liquidation of the affairs of the Borrower; or

    (e) a case or proceeding shall have been commenced in a court of competent jurisdiction against any Originator seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person; and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

    (f)  the Borrower or any Originator shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

    (g) (i) any Originator, the Borrower or the Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) the fair market value of any Originator's or the Borrower's liabilities exceeds the fair market value of its assets; or

    (h) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time outstanding shall be rendered against any Originator or any Subsidiary of the Parent and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

    (i)  a judgment or order for the payment of money shall be rendered against the Borrower; or

    (j)  (i) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04 of the Sale and Contribution Agreement; or

    (k) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator or the ability of the Parent to perform as Servicer hereunder); or

    (l)  any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower; or

    (m) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent, materially adversely impairs the ability of any Originator to originate Receivables of a credit quality which are at least of the credit quality of the Receivables as of the date of the initial Advance hereunder, or the Administrative Agent shall have determined (and so notified the Borrower) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or

    (n) (i) a default or breach shall occur under any provision of Sections 4.02(o), 4.04, 5.01 or 8.14 of any Sale Agreement and the same shall remain unremedied for one Business Day or more after the occurrence thereof, (ii) a default or breach shall occur under any other provision of any Sale Agreement and the same shall remain unremedied for two Business Days or more after written notice thereof shall have been given by the Administrative Agent to the Borrower or (iii) the Sale Agreements shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

    (o) except as otherwise expressly provided herein, the Concentration Account Agreement, the Borrower Blocked Account Agreement, any Lockbox Agreement or any Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Lenders and the Administrative Agent; or

    (p) an Event of Servicer Termination shall have occurred; or

    (q) (i) with respect to the Transferred Receivables, (A) prior to the making of Advances hereunder, the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (B) after the making of Advances hereunder, the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the related Transferred Receivables or any of the Borrower Collateral; or

    (r) a Change of Control shall occur; or

    (s) the Borrower shall amend its bylaws or its certificate or articles of incorporation without the express prior written consent of the Lenders and the Administrative Agent; or

    (t)  the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale and Contribution Agreement; or

    (u) (i) the Default Ratio shall exceed 11%; (ii) the Three Month Aged Receivables Ratio shall exceed 7.5%; (iii) the Dilution Trigger Ratio shall exceed 6.5%; (iv) the Receivables Collection Turnover shall exceed 50 days; or (v) the Borrower's Net Worth Percentage shall be less than 5.0%; or

    (v) any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

    (w) a default or breach of any of the covenants set forth in Annex G shall have occurred; or

    (x) an event of default shall occur under the Standby Letter of Credit Agreement or the occurrence of the Standby Letter of Credit Commitment Termination Date; or

    (y) the Workers Compensation Policy is terminated for any reason or is not renewed (or replaced by a policy having comparable or better terms and issued by an insurer acceptable to the Administrative Agent) not less than 60 days prior to its taken current expiration date.

then, and in any such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Lenders or the Administrative Agent, by notice to the Borrower, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Facility Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 9.01(d), (e), (f) , (g) or (t) or (ii) three days after the occurrence of the Termination Event described in Section 9.01(a)(i) if the same shall not have been remedied by such time, in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

    Section 9.02.  Events of Servicer Termination.  If any of the following events (each, an "Event of Servicer Termination") shall occur (regardless of the reason therefor):

    (a) the Servicer shall (i) fail to deliver when due the Monthly Reports, the Borrowing Base Certificates or any other reports, statements or reconciliations required to be delivered pursuant to Section 5.02(b) or any other report related to the Receivables as required by the other Related Documents and the same shall remain unremedied for two (2) Business Days or more after written notice thereof shall have been given by the Lenders or the Administrative Agent to the Servicer or (ii) fail or neglect to perform, keep or observe any provision of this Agreement or the other Related Documents (whether in its capacity as an Originator or as Servicer) including, without limitation, the obligation to make any payment or deposit hereunder or thereunder; or

    (b) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate made or delivered by the Servicer to the Lenders or the Administrative Agent hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or

    (c) a default or breach shall occur under any other agreement, document or instrument to which the Servicer is a party or by which the Servicer or the property of the Servicer is bound, and such default or breach (i) involves the failure to make any payment when due in respect of any Debt (other than the Borrower Secured Obligations) of the Servicer which, except as provided in clause (iii) below, is not cured within a period of fifteen days, or (ii) permits any holder of such Debt or a trustee or agent to cause Debt or a portion thereof which is in excess of a principal amount of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, and which, except as provided in clause (iii) below, is not cured within a period of thirty days, or (iii) causes Debt or a portion thereof which is in excess of a principal amount of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; in each case, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent; or

    (d) a case or proceeding in a court of competent jurisdiction shall have been commenced against the Servicer or any Affiliate which acts as a Sub-Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

    (e) the Servicer or any Affiliate which acts as a Sub-Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

    (f)  (i) the Servicer or any Affiliate which acts as a Sub-Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) the fair market value of the Servicer's liabilities exceeds the fair market value of its assets; or

    (g) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time outstanding shall be rendered against the Servicer or any other Subsidiary of the Parent which acts as a Sub-Servicer and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

    (h) (i) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or (ii) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered by the Servicer to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04 of the Sale and Contribution Agreement; or

    (i)  the Administrative Agent shall have determined that any event or condition that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred; or

    (j)  a Termination Event shall have occurred or this Agreement shall have been terminated; or

    (k) a deterioration has taken place in the quality of servicing of Transferred Receivables or other Receivables serviced by the Servicer that the Administrative Agent, in its sole discretion, determines to be material, and such material deterioration has not been eliminated within 30 days after written notice thereof shall have been given by the Administrative Agent to the Servicer; or

    (l)  the Servicer shall, assign or purport to assign any of its obligations hereunder or under any Sale Agreement without the prior written consent of the Administrative Agent; or

    (m) a default or breach of any of the covenants set forth in Annex G shall have occurred; or

    (n) a Change of Control shall occur with respect to the Servicer; or

    (o) the Borrower's board of directors shall have determined that it is in the best interests of the Borrower to terminate the duties of the Servicer hereunder and shall have given the Servicer, the Lenders and the Administrative Agent at least 30 days' written notice thereof.

then, and in any such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Lenders or the Administrative Agent, by delivery of a Servicer Termination Notice to the Borrower and the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement and the Sale Agreements shall pass to and be vested in the Successor Servicer acting pursuant to Section 11.02; provided, that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

ARTICLE X.
REMEDIES

    Section 10.01.  Actions Upon Termination Event.  If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Facility Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 9.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Secured Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

    (a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, offset or otherwise apply amounts payable to the Borrower from the Collection Account, the Concentration Account, any Lockbox Account, the Retention Account or any part of such accounts in accordance with the priorities set forth in Sections 6.05 and 6.07 against all or any part of the Borrower Secured Obligations.

    (b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or any of the Lenders', or Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower's premises or elsewhere and shall have the right to use any of the Borrower's premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Collection Account and such proceeds shall be disbursed in accordance with Section 6.05.

    (c) Upon the completion of any sale under Section 10.01(b), the Borrower or the Servicer shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

    (d) At any sale under Section 10.01(b), the Lenders, the Administrative Agent or any other Conduit Lender Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

    (e) The Administrative Agent may exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements.

    Section 10.02. Exercise of Remedies. No failure or delay on the part of the Administrative Agent in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

    Section 10.03.  Power of Attorney.  On the Closing Date, each of the Borrower and the Servicer shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 10.03 (each, a "Power of Attorney"). The power of attorney granted pursuant to each Power of Attorney is a power coupled with an interest and shall be irrevocable until all of the Borrower Secured Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Administrative Agent's and the Lenders' Liens upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent and the Lenders shall not be accountable for any amount other than amounts that the Administrative Agent actually receives as a result of the exercise of such powers and none of the Administrative Agent's or any Lender's officers, directors, employees, agents or representatives shall be responsible to the Borrower or the Servicer for any act or failure to act, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

    Section 10.04.  Continuing Security Interest.  This Agreement shall create a continuing Lien in the Borrower Collateral until the conditions to the release of the Liens of the Lender and the Administrative Agent thereon set forth in Section 6.07(b) have been satisfied.

ARTICLE XI.
SUCCESSOR SERVICER PROVISIONS

    Section 11.01.  Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer's Certificate to such effect, in each case delivered to the Lender and the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

    Section 11.02.  Appointment of the Successor Servicer.  In connection with the termination of the Servicer's responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 9.02 or 11.01, the Administrative Agent shall (a) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations as Servicer (but not in any other capacity, including specifically not the obligations of the Servicer set forth in Section 12.02) under this Agreement (and except that the Administrative Agent makes no representations and warranties pursuant to Section 4.02) and (b) may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the "Successor Servicer"); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, the Administrative Agent may obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Administrative Agent an instrument in form and substance acceptable to the Administrative Agent.

    Section 11.03.  Duties of the Servicer.  The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:

    (a) The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to each Lender and the Administrative Agent and, without limiting the generality of the foregoing, shall timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Collection Account and (ii) all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

    (b) The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer's interests therein or to have replaced the Servicer as a party thereto.

    Section 11.04.  Effect of Termination or Resignation.  Any termination of or resignation by the Servicer hereunder shall not affect any claims that the Borrower, the Lenders, or the Administrative Agent may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

ARTICLE XII.
INDEMNIFICATION

    Section 12.01.  Indemnities by the Borrower.

    (a) Without limiting any other rights that the Conduit Lender, the Committed Lender, the Administrative Agent, the Collateral Agent, the Liquidity Agent, any Liquidity Lender, the Letter of Credit Agent or any Letter of Credit Provider or any of their respective officers, directors, employees, attorneys, agents or representatives (each, an "Indemnified Person") may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from (i) with respect to any Indemnified Person other than the Conduit Lender, such Indemnified Person's gross negligence or (ii) with respect to any Indemnified Person, such Indemnified Person's willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

      (i)  reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

      (ii)  the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation; or

      (iii)  (1) the failure to vest and maintain vested in the Borrower or the Lender valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim, (2) the failure to maintain or transfer to the Lender a first, priority, perfected Lien in the Borrower Collateral and (3) the failure to maintain or transfer to the Administrative Agent a first priority, perfected Lien therein;

      (iv)  any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer), except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of any Indemnified Person;

      (v)  any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

      (vi)  the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

      (vii)  any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder, whether at the time of the Borrower's purchase of such Receivable or any Advance made hereunder or at any subsequent time; or

      (viii)  any failure of a Lockbox Bank to comply with the terms of the applicable Lockbox Agreement.

    (b) Any Indemnified Amounts subject to the indemnification provisions of this Section 12.01 not paid in accordance with Article VI shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

    Section 12.02.  Indemnities by the Servicer.

    (a) Without limiting any other rights that an Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided, that the Servicer shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results solely from (i) with respect to any Indemnified Person other than the Conduit Lender, such Indemnified Person's gross negligence or (ii) with respect to any Indemnified Person, such Indemnified Person's willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables. Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

      (i)  reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

      (ii)  the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

      (iii)  the imposition of any Adverse Claim with respect to any Transferred Receivable or the Borrower Collateral as a result of any action taken by the Servicer; or

      (iv)  the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person.

    (b) Any Indemnified Amounts subject to the indemnification provisions of this Section 12.02 not paid in accordance with Article VI shall be paid by the Servicer to the Indemnified Person entitled thereto within five Business Days following demand therefor.

    Section 12.03.  Limitation of Damages; Indemnified Persons.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

ARTICLE XIII.
AGENT

    Section 13.01.  Authorization and Action.

    (a) The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent hereunder shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 13.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

    Section 13.02.  Reliance.  None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower, the Servicer, the Conduit Lender and the Committed Lender hereby acknowledge and agree that the Administrative Agent (a) acts as agent hereunder for the Conduit Lender and the Committed Lender and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or the Originators, (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (c) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, or the other Related Documents on the part of the Borrower, the Servicer, the Conduit Lender or the Committed Lender or to inspect the property (including the books and records) of the Borrower, the Servicer, the Conduit Lender or the Committed Lender, (e) shall not be responsible to the Borrower, the Servicer or any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (f) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (g) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may rely on the accuracy of such facts or matters. Notwithstanding the foregoing, the Administrative Agent acknowledges that it has a duty to transfer funds between and among the Accounts and the Collection Account, and make investments of funds on deposit in the Retention Account, in accordance with Article VI and the instructions of the Servicer.

    Section 13.03.  GE Capital and Affiliates.  GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, the Originators, the Borrower, the Servicer, the Conduit Lender or the Committed Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, any Originator, the Borrower, the Servicer, any Lender or any other Person.

ARTICLE XIV.
MISCELLANEOUS

    Section 14.01.  Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 14.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth under its name on the signature page hereof or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Conduit Lender, the Committed Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

    Section 14.02.  Binding Effect; Assignability.

    (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Conduit Lender, the Committed Lender and the Administrative Agent and their respective successors and permitted assigns. Neither the Borrower nor the Servicer may assign, transfer, hypothecate or otherwise convey any of their respective rights or obligations hereunder or interests herein without the express prior written consent of the Conduit Lender, the Committed Lender and the Administrative Agent and unless the Rating Agency Condition shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower or the Servicer without the prior express written consent of the Conduit Lender, the Committed Lender and the Administrative Agent shall be void.

    (b) The Conduit Lender, the Committed Lender or the Administrative Agent may, at any time, assign any of its rights and obligations hereunder or interests herein to any Person which has a short-term debt rating of at least A-1 by S&P and P-1 by Moody's, and any such assignee may further assign at any time its rights and obligations hereunder or interests herein (including any rights it may have in and to the Advances and the Borrower Collateral and any rights it may have to exercise remedies hereunder), in each case without the consent of any Originator, the Borrower or the Servicer. The Borrower acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, without joinder of any Lender, all of the obligations of the Borrower hereunder.

    (c) The Borrower hereby acknowledges that in accordance with the provisions of the LAPA, (i) on the day of the Committed Lender Funding Event, (A) the Committed Lender may purchase from the Conduit Lender all or any part of the outstanding Advances made by the Conduit Lender prior to the Committed Lender Funding Event, and (B) the Conduit Lender may assign all or any part of its rights and interest in the Borrower Collateral to the Committed Lender, and (ii) on the Redwood Transfer Date, the Liquidity Lenders may purchase from Redwood all of the Redwood Interest (as defined in the LAPA).

    Section 14.03.  Termination; Survival of Borrower Secured Obligations Upon Facility Termination Date.

    (a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

    (b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the

Borrower Secured Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower or the Servicer, and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower or the Servicer pursuant to Article IV, the indemnification and payment provisions of Article XII and Sections 14.04, 14.05 and 14.06 shall be continuing and shall survive the Termination Date.

    Section 14.04.  Costs, Expenses and Taxes.  (a) The Borrower shall reimburse each Lender and the Administrative Agent for all out-of-pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse the Conduit Lender, the Committed Lender and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

      (i)  the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

      (ii)  any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration thereof or their respective rights hereunder or thereunder;

      (iii)  any Litigation, contest or dispute (whether instituted by the Borrower, the Conduit Lender, the Committed Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any other Person that may be obligated to the Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

      (iv)  any attempt to enforce any remedies of the Conduit Lender, the Committed Lender or the Administrative Agent against the Borrower or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

      (v)  any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

      (vi)  efforts to (A) monitor the Advances or any of the Borrower Secured Obligations, (B) evaluate, observe or assess the Originators, the Borrower or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 14.04, all of which shall be payable, on demand, by the Borrower to the Conduit Lender, the Committed Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

    (b) In addition, the Borrower shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document, and the Borrower agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

    Section 14.05.  Confidentiality.

    (a) Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower and the Servicer each agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise and not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person.

    (b) The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Conduit Lender, the Committed Lender and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer, as applicable, shall consult with the Conduit Lender, the Committed Lender and the Administrative Agent prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

    Section 14.06.  No Proceedings.  Each of the Borrower and the Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the date on which the Commercial Paper with the latest maturity has been indefeasibly paid in full in cash, it will not, directly or indirectly, institute or cause to be instituted against the Conduit Lender or the Committed Lender any proceeding of the type referred to in Sections 9.01(d), 9.01(e) and 9.01(f).

    Section 14.07.  Complete Agreement; Modification of Agreement.  This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter here of and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 14.08.

    Section 14.08.  Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by the Borrower or the Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto or thereto and by the Collateral Agent; provided, that (i) the Administrative Agent shall notify each of the Rating Agencies concurrently with the execution of any amendment to any provision of this Agreement or any of the other Related Documents, and (ii) it shall be a condition precedent to the effectiveness of any material amendment to any provision of this Agreement or any of the other Related Documents that the Rating Agency Condition shall have been satisfied in respect thereof.

    Section 14.09.  No Waiver; Remedies.  The failure by the Conduit Lender, the Committed Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement or any Receivables Assignment shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement or any Receivables Assignment, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the Conduit Lender, the Committed Lender, the Collateral Agent and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Conduit Lender, the Committed Lender, the Collateral Agent and the Administrative Agent under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Conduit Lender, the Committed Lender, the Collateral Agent and the Administrative Agent may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.

    Section 14.10.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

    (a) THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

    (b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY

SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER SECURED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE CONDUIT LENDER, THE COMMITTED LENDER OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH BENEATH ITS NAME ON THE SIGNATURE PAGES HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

    (c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

    Section 14.11.  Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

    Section 14.12.  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    Section 14.13.  Section Titles.  The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

    Section 14.14.  Limited Recourse.  The obligations of the Conduit Lender and the Committed Lender under this Agreement and all Related Documents are solely the corporate obligations of each such Lender. No recourse shall be had for the payment of any amount owing in respect of Advances or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Lender. Any accrued obligations owing by the Conduit Lender or the Committed Lender under this Agreement shall be payable by such Lender solely to the extent that funds are available therefor from time to time in accordance with the provisions of Article VI of this Agreement, and, with respect to the Conduit Lender, in accordance with Article VI of the Collateral Agent Agreement (and such accrued obligations shall not be extinguished until paid in full).

    Section 14.15.  Further Assurances.

    (a) Each of the Borrower and the Servicer shall, at its sole cost and expense, upon request of the Conduit Lender, the Committed Lender or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that the Conduit Lender, the Committed Lender or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent and the Lenders under this Agreement, (ii) enable the Conduit Lender, the Committed Lender or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of the Conduit Lender and the Committed Lender or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of itself and the Lenders, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

    (b) Without limiting the generality of the foregoing, the Borrower hereby authorizes the Conduit Lender, the Committed Lender and the Administrative Agent, and each of the Conduit Lender and the Committed Lender hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Conduit Lender or the Committed Lender, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

[Remainder of page intentionally left blank; next page is signature page]

    IN WITNESS WHEREOF, the parties have caused this Receivables Funding Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LABOR READY FUNDING CORPORATION, as the Borrower By
By

Name: Bruce H. Marley
Title: President
Address:
1016 S. 28th Street Tacoma, Washington 98409 Suite 205 Attention: Vice President and General Counsel Facsimile: 877-334-0797
with copy to: Malcolm C. Lindquist McGavick Graves, P.S. 1102 Broadway, Suit 500 Tacoma, Washington 98401 Facsimile: 253-627-2247
LABOR READY, INC., as the Servicer
By
Name: Steven C. Cooper
Title: Executive Vice President & Chief Executive Officer
Address:
1016 S. 28th Street Tacoma, Washington 98409 Attention: Chief Financial Officer and General Counsel Facsimile: 877-334-0797
with copy to: Malcolm C. Lindquist McGavick Graves, P.S. 1102 Broadway, Suit 500 Tacoma, Washington 98401 Facsimile: 253-627-2247

REDWOOD RECEIVABLES CORPORATION, as the Conduit Lender
By
Name
Title: Assistant Secretary
Address: c/o General Electric Capital Corporation 3001 Summer Street, 2nd Floor Stamford, Connecticut 06927 Telephone: (203) 602-9330 Facsimile: (203) 961-2953
GENERAL ELECTRIC CAPITAL CORPORATION, as Committed Lender
By
Name
Title: Its Duly Authorized Signatory
Address: 201 High Ridge Road Stamford, Connecticut 06927 Attention: Senior Vice President— Portfolio/Underwriting Telephone: (203) 357-4065 Facsimile: (203) 316-7821
GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent
By
Name
Title: Its Duly Authorized Signatory
Address: 201 High Ridge Road Stamford, Connecticut 06927 Attention: Senior Vice President— Portfolio/Underwriting Telephone: (203) 357-4065 Facsimile: (203) 316-7821

ACKNOWLEDGED AND AGREED:
GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent
By
Name
Title: Its Duly Authorized Signatory
Address: 201 High Ridge Road Stamford, Connecticut 06927 Attention: Senior Vice President— Portfolio/Underwriting Telephone: (203) 357-4065 Facsimile: (203) 316-7821

Exhibit 2.01(b) to Funding Agreement

FORM OF REVOLVING NOTE

$100,000,000	New York, New York

    FOR VALUE RECEIVED, the undersigned, LABOR READY FUNDING CORPORATION, a Delaware corporation ("Borrower"), HEREBY PROMISES TO PAY to the order of [REDWOOD RECEIVABLES CORPORATION] [GENERAL ELECTRIC CAPITAL CORPORATION] (the "Lender"), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as Administrative Agent for Lenders ("Administrative Agent"), at its address at 201 High Ridge Road, Stamford, Connecticut 06927, or at such other place as Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of ONE HUNDRED MILLION DOLLARS AND NO CENTS ($100,000,000) or, if less, the aggregate unpaid amount of all Advances made by the Lender to the undersigned under the "Funding Agreement" (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.

    This Revolving Note is one of the Revolving Notes issued pursuant to that certain Receivables Funding Agreement dated as of March 1, 2001 by and among Borrower, Labor Ready, Inc., Administrative Agent, Conduit Lender, Committed Lender (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Funding Agreement"), and is entitled to the benefit and security of the Funding Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Advances evidenced hereby are made and are to be repaid. The date and amount of each Advance made by the Lender to Borrower, Daily Yield and the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Funding Agreement or this Note in respect of the Advances made by Lender to Borrower.

    The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Daily Yield thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.

    If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

    Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

    Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

    Except as provided in the Funding Agreement, this Revolving Note may not be assigned by Lender to any Person.

    THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

LABOR READY FUNDING CORPORATION
By:
Name:
Title:

Exhibit 2.02(a) to Funding Agreement

FORM OF COMMITMENT REDUCTION NOTICE

[Insert Date]

Redwood Receivables Corporation
c/o General Electric Capital Corporation
3001 Summer Street
Stamford, Connecticut 06927
Attention: Redwood Administrator

General Electric Capital Corporation,
  as Administrative Agent
c/o General Electric Capital Corporation
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Labor Ready

Re:	Receivables Funding Agreement dated as of March 1, 2001

Ladies and Gentlemen:

    This notice is given pursuant to Section 2.02(a) of that certain Receivables Funding Agreement dated as of March 1, 2001 (the "Funding Agreement"), by and among Labor Ready Funding Corporation (the "Borrower"), Redwood Receivables Corporation (the "Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

    Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to permanently reduce the Maximum Facility Amount to [$      ], effective as of [        ], [  ] (which is a Business Day). This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement. After such reduction, the Maximum Facility Amount will not be less than the Outstanding Principal Amount.

Very truly yours,
LABOR READY FUNDING CORPORATION
By:
Name:
Title:

Exhibit 2.02(b) to Funding Agreement

FORM OF COMMITMENT TERMINATION NOTICE

[Insert Date]

Redwood Receivables Corporation
c/o General Electric Capital Corporation
3001 Summer Street
Stamford, Connecticut 06927
Attention: Redwood Administrator

General Electric Capital Corporation,
  as Administrative Agent
c/o General Electric Capital Corporation
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Labor Ready

Re:	Receivables Funding Agreement dated as of March 1, 2001

Ladies and Gentlemen:

    This notice is given pursuant to Section 2.02(b) of that certain Receivables Funding Agreement dated as of March 1, 2001 (the "Funding Agreement"), by and among Labor Ready Funding Corporation (the "Borrower"), Redwood Receivables Corporation (the "Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

    Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to terminate the Maximum Facility Amount effective as of [        ], [  ] (which is a Business Day at least 90 days after the date this notice is given). In connection therewith, the Borrower shall reduce the Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(c) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,
LABOR READY FUNDING CORPORATION
By:
Name:
Title:

Exhibit 2.03(a) to Funding Agreement

FORM OF BORROWING BASE CERTIFICATE

[See attached]

Exhibit 2.03(a)

[Borrower]
BORROWING BASE CERTIFICATE

[To be supplied]

Exhibit 2.03(b) to Funding Agreement

FORM OF BORROWING REQUEST

[Insert Date]

Redwood Receivables Corporation
c/o General Electric Capital Corporation
3001 Summer Street
Stamford, Connecticut 06927
Attention: Redwood Administrator

General Electric Capital Corporation,
    as Administrative Agent
c/o General Electric Capital Corporation
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Labor Ready

    Re: Receivables Funding Agreement
    dated as of March 1, 2001

Ladies and Gentlemen:

    This notice is given pursuant to Section 2.03(b) of that certain Receivables Funding Agreement dated as of March 1, 2001 (the "Funding Agreement"), by and among Labor Ready Funding Corporation (the "Borrower"), Redwood Receivables Corporation (the "Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

    Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that the Applicable Lender make an Advance to Borrower on [            ], [      ], in the amount of [$      ], to be disbursed to the Borrower in accordance with Section 2.04(b) of the Funding Agreement. The Borrower hereby confirms that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied.

Very truly yours,
LABOR READY FUNDING CORPORATION
By: Name: Title:

Exhibit 2.03(c) to Funding Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

Redwood Receivables Corporation
c/o General Electric Capital Corporation
3001 Summer Street, 2nd Floor
Stamford, Connecticut 06927
Attention: Redwood Administrator

General Electric Capital Corporation,
    as Administrative Agent
c/o General Electric Capital Corporation
201 High Ridge Road
Stamford, Connecticut 06927
Attention: Vice President—Portfolio/Labor Ready

    Re: Receivables Funding Agreement
    dated as of March 1, 2001

Ladies and Gentlemen:

    This notice is given pursuant to Section 2.03(c) of that certain Receivables Funding Agreement dated as of March 1, 2001 (the "Funding Agreement"), by and among Labor Ready Funding Corporation (the "Borrower"), Redwood Receivables Corporation (the "Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.

    Pursuant to Section 2.03(c) of the Funding Agreement, the Borrower hereby notifies the Lenders and the Administrative Agent of its request to reduce the Outstanding Principal Amount by [$      ] effective as of [            ], [      ] (which is a Business Day), from [Collections/borrowings under the Credit Facility/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent (1) all Redwood Yield accrued on the Outstanding Principal Amount being reduced through but excluding the date of such reduction and (2) any and all Breakage Costs payable under Section 2.11 of the Funding Agreement by virtue thereof.

Very truly yours,
LABOR READY FUNDING CORPORATION
By: Name: Title:

Exhibit 3.01(a)(i) to Funding Agreement

FORM OF OFFICER'S CERTIFICATE AS TO SOLVENCY

LABOR READY FUNDING CORPORATION

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready Funding Corporation (the "Borrower"), hereby certify in connection with that certain Receivables Funding Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Borrower, Redwood Receivables Corporation ("Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Both before and after giving effect to (a) the transactions contemplated by the Funding Agreement and the other Related Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is and will be Solvent. The Borrower has no Debt to any Person other than pursuant to the transactions expressly permitted by the Funding Agreement and the other Related Documents.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this     day of March, 2001.

LABOR READY FUNDING CORPORATION
By: Name: Title:

Exhibit 3.01(a)(i)(A) to Funding Agreement

FORM OF OFFICER'S CLOSING CERTIFICATE OF BORROWER

LABOR READY FUNDING CORPORATION

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready Funding Corporation (the "Borrower"), hereby certify in connection with that certain Receivables Purchase and Servicing Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Borrower, Redwood Receivables Corporation ("Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Since the date of the Borrower's formation, (a) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower's assets and no law or regulation applicable to the Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Borrower is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Borrower is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since the date of the Borrower's formation, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

    3.  Each of the representations and warranties of the Borrower contained in any of the Related Documents are correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute an Incipient Termination Event or a Termination Event.

    4.  The Borrower is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

    5.  Except as otherwise indicated on a schedule to a Related Document or another schedule delivered pursuant to the Schedule of Documents, or as otherwise consented to by the Lenders and the Administrative Agent, the Borrower has delivered to the Lenders and the Administrative Agent true and correct copies of all documents required to be delivered to such Persons pursuant to the Schedule of Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other contingency to the closing of the transactions contemplated by the Related Documents has been performed.

    6.  No Adverse Claims have arisen or been granted with respect to the Borrower Collateral other than Permitted Encumbrances.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this            day of March 1, 2001.

LABOR READY FUNDING CORPORATION
By: Name: Title:

2

Exhibit 3.01(a)(i)(B) to Funding Agreement

FORM OF OFFICER'S POST-CLOSING CERTIFICATE OF BORROWER

LABOR READY FUNDING CORPORATION

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready Funding Corporation (the "Borrower"), hereby certify in connection with that certain Receivables Purchase and Servicing Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Borrower, Redwood Receivables Corporation ("Conduit Lender"), Labor Ready, Inc. (the "Servicer") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Each of the representations and warranties of the Borrower contained in any of the Related Documents are correct on and as of the date hereof as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the date hereof, that constitutes or would constitute an Incipient Termination Event or a Termination Event.

    3.  The Borrower is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

    4.  No Adverse Claims have arisen or been granted with respect to the Borrower Collateral other than Permitted Encumbrances.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this            day of            ,     .

LABOR READY FUNDING CORPORATION
By: Name: Title:

Exhibit 3.01(a)(ii) to Funding Agreement

FORM OF OFFICER'S CERTIFICATE AS TO SOLVENCY

LABOR READY, INC.

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready, Inc. (the "Servicer"), hereby certify in connection with that certain Receivables Funding Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Labor Ready Funding Corporation, Redwood Receivables Corporation ("Conduit Lender"), the Servicer and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Both before and after giving effect to (a) the transactions contemplated by the Funding Agreement and the other Related Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Servicer is and will be Solvent. The Servicer has no Debt to any Person other than pursuant to the transactions expressly permitted by the Funding Agreement and the other Related Documents.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this            day of March, 2001.

LABOR READY, INC.
By: Name: Title:

Exhibit 3.01(a)(ii)(A) to Funding Agreement

FORM OF OFFICER'S CLOSING CERTIFICATE OF SERVICER

LABOR READY, INC.

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready, Inc. (the "Servicer"), hereby certify in connection with that certain Receivables Purchase and Servicing Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Servicer, Redwood Receivables Corporation ("Conduit Lender"), Labor Ready Funding Corporation (the "Borrower") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Since December 31, 1999 and the Closing Date (a) the Servicer has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Servicer or has become binding upon the Servicer's assets and no law or regulation applicable to the Servicer has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Servicer is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Servicer is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 1999 and the Closing Date no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

    3.  Both before and after giving effect to (i) the transactions contemplated by the Funding Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Servicer is and will be Solvent.

    4.  Each of the representations and warranties of the Servicer contained in any of the Related Documents are correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute an Incipient Servicer Termination Event or an Event of Servicer Termination.

    5.  The Servicer is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

    6.  Except as otherwise indicated on a schedule to a Related Document or another schedule delivered pursuant to the Schedule of Documents, or as otherwise consented to by the Lenders and the Administrative Agent, the Servicer has delivered to the Lenders and the Administrative Agent true and correct copies of all documents required to be delivered to such Persons pursuant to the Schedule of Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other contingency to the closing of the transactions contemplated by the Related Documents has been performed.

    7.  No Adverse Claims have arisen or been granted with respect to the property of the Servicer.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this            day of March, 2001.

LABOR READY, INC.
By: Name: Title:

2

Exhibit 3.01(a)(ii)(B) to Funding Agreement

FORM OF OFFICER'S POST-CLOSING CERTIFICATE OF SERVICER

LABOR READY, INC.

Officer's Certificate

    I, [Name of Officer], the duly elected [Insert Title] of Labor Ready, Inc. (the "Servicer"), hereby certify in connection with that certain Receivables Purchase and Servicing Agreement (the "Funding Agreement") dated as of March 1, 2001 by and among the Servicer, Redwood Receivables Corporation ("Conduit Lender"), Labor Ready Funding Corporation (the "Borrower") and General Electric Capital Corporation, as committed Lender (in such capacity, the "Committed Lender") and as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and for the benefit of the Lenders and the Administrative Agent, as follows:

    1.  Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Funding Agreement.

    2.  Each of the representations and warranties of the Servicer contained in any of the Related Documents are correct on and as of the date hereof as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the date hereof, that constitutes or would constitute an Incipient Servicer Termination Event or an Event of Servicer Termination.

    3.  The Servicer is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

    4.  No Adverse Claims have arisen or been granted with respect to the property of the Servicer.

    IN WITNESS WHEREOF, I have signed and delivered this Officer's Certificate this     day of            ,     .

LABOR READY, INC.
By: Name: Title:

Exhibit 3.01(a)(iv) to Funding Agreement

FORM OF MONTHLY REPORT

Labor Ready Funding Corporation

[See attached]

Exhibit 3.01(a)(iv)

to

Funding Agreement

FORM OF MONTHLY REPORTING

Exhibit 3.01(a)(iv)-I	—	Consolidated Sales and Receivables Analysis
Exhibit 3.01(a)(iv)-II	—	Consolidated Aging
Exhibit 3.01(a)(iv)-III	—	Accounts Receivable Reconciliation
Exhibit 3.01(a)(iv)-IV	—	Overcollateralization Summary
Exhibit 3.01(a)(iv)-V	—	Trigger Calculations

Exhibit 10.03

Form of
POWER OF ATTORNEY

    This Power of Attorney is executed and delivered by [Borrower or Servicer] ("XYZ"), as the [Borrower/Servicer] under the Funding Agreement (each as defined below), to General Electric Capital Corporation, as Administrative Agent under the Funding Agreement (hereinafter referred to as "Attorney"), pursuant to that certain Receivables Purchase and Servicing Agreement dated as of March 1, 2001 (the "Funding Agreement"), by and among XYZ, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from XYZ as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and XYZ irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by XYZ until all Borrower Secured Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

    XYZ hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney's own name, from time to time in Attorney's discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for it, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any of its property; (b) effect any repairs to any of its assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against it or its property; (d) defend any suit, action or proceeding brought against it if it does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to it whenever payable and to enforce any other right in respect of its property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of its property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney's request, any and all financial statements or other reports required to be delivered by or on behalf of XYZ under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney's option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Lender's

Liens thereon, all as fully and effectively as it might do. XYZ hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney is executed by XYZ, and XYZ has caused its seal to be affixed pursuant to the authority of its board of directors this      day of March, 2001.

XYZ
ATTEST:
By:	(SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]

2

Annex G to Funding Agreement

FINANCIAL COVENANTS

    (a)  Minimum Fixed Charge Coverage Ratio.  The Parent and its Subsidiaries shall have on a consolidated basis for each fiscal quarter set forth below and for the Rolling Period then ended a Fixed Charge Coverage Ratio of not less than the ratio set forth below:

Fiscal Quarter	Fixed Charge Coverage Ratio
The first fiscal quarter for fiscal year 2001	1.35 to 1.00
The second fiscal quarter for fiscal year 2001	1.35 to 1.00
The third fiscal quarter for fiscal year 2001	1.25 to 1.00
For each fiscal quarter thereafter	1.75 to 1.00

    (b)  Minimum EBITDA.  Parent and its Subsidiaries shall have on a consolidated basis for each fiscal quarter set forth below an EBITDA for the Rolling Period then ended of not less than the following:

Fiscal Quarter	Minimum EBITDA
The first fiscal quarter for fiscal year 2001	$20,000,000
The second fiscal quarter for fiscal year 2001	$20,000,000
The third fiscal quarter for fiscal year 2001	$22,000,000
The fourth fiscal quarter for fiscal year 2001	$24,000,000
The first fiscal quarter for fiscal year 2002	$25,000,000
The second fiscal quarter for fiscal year 2002	$27,500,000
The third fiscal quarter for fiscal year 2002	$30,000,000
The fourth fiscal quarter for fiscal year 2002	$30,000,000
For each fiscal quarter thereafter	Prior fiscal quarter's minimum required EBITDA plus $1,500,000

    (c)  Minimum Tangible Net Worth.  Parent and its Subsidiaries on a consolidated basis shall have a Tangible Net Worth, as of the Closing Date and as of the end of the fiscal quarters ending March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001 of not less than $85,000,000. Thereafter, Parent and its Subsidiaries on a consolidated basis shall have, as of the end of each fiscal quarter ending on and after March 31, 2002, a Tangible Net Worth of not less than the sum of (i) the minimum Tangible Net Worth required hereunder for the immediately preceding Fiscal Year plus (ii) an amount equal to fifty percent (50%) of the positive net income of the Parent and its Subsidiaries on a consolidated basis for such immediately preceding Fiscal Year, commencing with the Fiscal Year ending December 31, 2001 (such increase to be effective June 30 annually commencing June 30, 2001), plus (iii) an amount equal to 100% of the net proceeds from any public or private offering of common stock of Parent and its Subsidiaries after the Closing Date, calculated quarterly on the last day of each Fiscal Quarter.

3

    Capitalized terms used in this Annex G and not otherwise defined below shall have the respective meanings ascribed to them in Annex X. The following terms shall have the respective meanings set forth below:

    "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

    "EBITDA" shall mean, with respect to any Person for any fiscal period, the amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income (including LIFO adjustments), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

    "Fixed Charges" shall mean, with respect to any Person for any fiscal period, the aggregate of (a) all Interest Expense paid or accrued during such period, plus (b) all cash dividends and cash income taxes paid during such period, plus (c) all regularly scheduled payments of principal with respect to Debt due or made during such period.

    "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (i) the sum of (x) EBITDA for such period less (y) Capital Expenditures (excluding (1) Capital Expenditures under Capital Leases or (2) financed by the incurrence of Debt, other than pursuant to the Funding Agreement) made during such period less (z) payments made in respect of Permitted Acquisitions and Permitted Stock Repurchases to (ii) Fixed Charges for such period.

4

    "Interest Expense" shall mean, with respect to any Person for any fiscal period, without duplication, the sum of (a) interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including (i) amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), (ii) the interest portion of any deferred payment obligation, and (iii) the interest component of any Capital Lease Obligation, plus (b) the amount of any Letter of Credit Fee (as such term is defined in the Standby Letter of Credit Agreement) paid during the relevant period ended on such date, plus (c) the amount of any payments by such Person, as lessee, under any sale-leaseback or synthetic lease transaction.

    "Net Worth" shall mean, with respect to any Person as of any date of determination, (a) the book value of the assets of such Person, minus (b) reserves applicable thereto, minus (c) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

    "Rolling Period" shall mean, as of the end of any fiscal quarter, the immediately preceding four (4) fiscal quarters, including the fiscal quarter then ending.

    "Tangible Net Worth" shall mean, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items, (b) all unamortized debt discount and expense, (c) treasury Stock, and (d) any write-up in the book value of any asset resulting from a revaluation thereof.

    Rules of Construction Concerning Financial Covenants. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

5

ANNEX 5.02(a)
to
FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER

    The Borrower shall furnish, or cause to be furnished, to the Lender, the Administrative Agent, the Collateral Agent and (in the case of paragraph (f) below only) the Rating Agencies:

    (a)  Monthly Report.  As soon as available, and in any event no later than 11:00 a.m. (New York time) on the tenth Business Day of each fiscal month, a Monthly Report in the form of Exhibit 3.01(a)(iv) prepared by the Borrower as of the last day of the previous fiscal month.

    (b)  Annual Audited Financials.  As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a copy of the audited consolidated financial statements for such year for the Parent and its Subsidiaries, certified in each case in a manner satisfactory to the Administrative Agent and the Collateral Agent by Arthur Andersen LLP (or its successor) or other nationally recognized independent public accountants acceptable to the Administrative Agent and the Collateral Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein), and (ii) a report from Arthur Andersen LLP (or its successor) or other nationally recognized independent public accountants acceptable to the Administrative Agent and the Collateral Agent (upon which report the Administrative Agent and the Collateral Agent shall be entitled to rely) to the effect that such firm has caused this Agreement to be reviewed and that in the course of their audit of the Parent and its Subsidiaries no facts have come to their attention to cause them to believe that any Termination Event or Incipient Termination Event exists and in particular that they have no knowledge of any failure on the part of the Parent or the Borrower to comply with the financial covenants in this Agreement or any failure on the part of the Borrower to comply with this Agreement in the preparation of the Monthly Reports (including the Borrowing Base Certificates attached thereto) delivered during the previous fiscal year, or if such is not the case, specifying any exception and the nature thereof.

    (c)  Quarterly Financials.  As soon as available, and in any event within 45 days after the end of each fiscal quarter, financial information regarding the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated (i) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter and (ii) unaudited statements of income and cash flows for such fiscal quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such fiscal year, all prepared in accordance with GAAP. Such financial information shall be accompanied by a listing of the letter of credit and surety bond requirements of the Parent and its Subsidiaries as of the end of such quarter and the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Parent and its Subsidiaries, on a consolidated basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Collateral Agent, within 45 days after the end of each fiscal quarter, (y) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each financial covenant set forth on Annex G and (z) a management discussion and analysis that includes a comparison to projections for the fiscal year to date as of the end of such fiscal quarter and a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year.

    (d)  Projections.  As soon as available, but not later than 30 days prior to the end of each fiscal year, projections for each Originator for the following year, which will (i) include a statement of all of the material assumptions on which such projections are based, (ii) include monthly balance sheets and a monthly budget for the following year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections, letter of credit and surety bond requirement projections, and Funding Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance).

    (e)  Management Letters.  Within five Business Days after receipt thereof by the Borrower, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.

    (f)  Default Notices.  As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

      (i)  any Incipient Termination Event or Termination Event;

      (ii)  any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;

      (iii)  the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to this Agreement;

      (iv)  the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Transfer Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $50,000 or more;

      (v)  the commencement of a case or proceeding by or against the Borrower seeking a decree or order in respect of the Borrower (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower or for any substantial part of its assets, or (C) ordering the winding-up or liquidation of the affairs of the Borrower;

      (vi)  the receipt of notice that (A) the Borrower is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the Borrower's business is to be, or may be, suspended or revoked, or (C) the Borrower is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation may have a Material Adverse Effect; or

      (vii)  any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

    (g)  SEC Filings and Press Releases.  Promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by the Borrower or any Originator to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Originator with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Borrower or any Originator to the public concerning material adverse changes or developments in the business of any such Person.

    (h)  Litigation.  Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by

2

insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct the Borrower or (v) would, if determined adversely, have a Material Adverse Effect.

    (i)  Other Documents.  Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower or any Originator or any of its Subsidiaries as the Lender, the Administrative Agent or the Collateral Agent shall, from time to time, request.

    (j)  Miscellaneous Certifications.  As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate, (ii) a Servicer's Certificate, and (iii) if requested, an opinion of counsel, in form and substance satisfactory to the Lender, the Administrative Agent, and the Collateral Agent, reaffirming as of the date of such opinion the opinion of counsel with respect to the Borrower and the Originators delivered to the Lender, the Administrative Agent and the Collateral Agent on the Closing Date.

3

ANNEX 7.08
to
FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE SERVICER

    The Servicer shall furnish, or cause to be furnished, to the Lender, the Administrative Agent and the Collateral Agent all of the following (except if the Servicer is the Parent, in which case the Servicer shall not be required to furnish the information required in paragraphs (a) and (b) below):

    (a) Annual Audited Financials. As soon as available and in any event within 90 days after the end of each fiscal year of the Servicer, a copy of the audited consolidated financial statements of the Servicer and its Subsidiaries for such year, certified in each case in a manner satisfactory to the Administrative Agent and the Collateral Agent by Arthur Andersen LLP (or any successor thereto) or another firm of nationally recognized independent certified public accountants acceptable to the Administrative Agent and the Collateral Agent (and accompanied by consolidating financial information) with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein).

    (b) Quarterly Officer's Certificate. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days after the end of each fiscal year, an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer during the preceding fiscal quarter and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, describing the nature and status thereof and all efforts undertaken to cure such default, (iii) there was no Event of Servicer Termination in existence as of such time or, if an Event of Servicer Termination shall have occurred and be continuing, describing the nature and status thereof and all efforts undertaken to cure such Event of Servicer Termination, (iv) the Servicer has complied with each of its covenants under the Funding Agreement and the other Related Documents, including those covenants set forth in Section 7.06 of the Funding Agreement and Annex G, and (v) each of the representations and warranties of the Servicer contained in the Funding Agreement or in any other Related Document is true and correct in all respects and with the same force and effect as though made on and as of the date of such certification, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted therein.

    (c) Management Letters. Within five Business Days after receipt thereof by the Servicer, copies of all management letters, exception reports or similar letters or reports received by the Servicer from its independent certified public accountants.

    (d) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Servicer has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

      (i)  any Incipient Termination Event, Termination Event[, Incipient Servicer Termination Event or Event of Servicer Termination];

      (ii)  any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;

      (iii)  the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to this Agreement;

      (iv)  the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Transfer Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $50,000 or more; or

      (v)  any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

    (e) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by the Servicer to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Servicer with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Servicer to the public concerning material adverse changes or developments in the business of any such Person.

    (f)  Litigation. Promptly upon learning thereof, written notice of any Litigation affecting any Originator, the Borrower, the Servicer, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) is or is reasonably likely to be asserted by an Obligor with respect to any Transferred Receivable and with respect to which the amount in dispute is or may be reasonably expected to be in excess of $250,000, (ii) seeks damages in excess of $250,000, (iii) seeks injunctive relief, (iv) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Originator, the Servicer or the Borrower or ERISA Affiliate thereof in connection with any Plan, (v) alleges criminal misconduct by any Originator, the Borrower or the Servicer or (vi) would, if determined adversely, have a Material Adverse Effect.

    (g) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Servicer or any of its Subsidiaries as the Lender, the Administrative Agent or the Collateral Agent shall, from time to time, request.

2

i

ii

QuickLinks

  Exhibit 10.4
ARTICLE V. GENERAL COVENANTS OF THE BORROWER
ARTICLE VI. COLLECTIONS AND DISBURSEMENTS
ARTICLE VII. SERVICER PROVISIONS
ARTICLE VIII. GRANT OF SECURITY INTERESTS
ARTICLE IX. TERMINATION EVENTS
ARTICLE X. REMEDIES
ARTICLE XI. SUCCESSOR SERVICER PROVISIONS
ARTICLE XII. INDEMNIFICATION
ARTICLE XIII. AGENT
ARTICLE XIV. MISCELLANEOUS
Exhibit 2.01(b) to Funding Agreement FORM OF REVOLVING NOTE
Exhibit 2.02(a) to Funding Agreement FORM OF COMMITMENT REDUCTION NOTICE [Insert Date]
Exhibit 2.02(b) to Funding Agreement FORM OF COMMITMENT TERMINATION NOTICE [Insert Date]
Exhibit 2.03(a) to Funding Agreement FORM OF BORROWING BASE CERTIFICATE [See attached]
Exhibit 2.03(a) [Borrower] BORROWING BASE CERTIFICATE [To be supplied]
Exhibit 2.03(b) to Funding Agreement FORM OF BORROWING REQUEST [Insert Date]
Exhibit 2.03(c) to Funding Agreement FORM OF REPAYMENT NOTICE [Insert Date]
Exhibit 3.01(a)(i) to Funding Agreement FORM OF OFFICER'S CERTIFICATE AS TO SOLVENCY LABOR READY FUNDING CORPORATION Officer's Certificate
Exhibit 3.01(a)(i)(A) to Funding Agreement FORM OF OFFICER'S CLOSING CERTIFICATE OF BORROWER LABOR READY FUNDING CORPORATION Officer's Certificate
Exhibit 3.01(a)(i)(B) to Funding Agreement FORM OF OFFICER'S POST-CLOSING CERTIFICATE OF BORROWER LABOR READY FUNDING CORPORATION Officer's Certificate
Exhibit 3.01(a)(ii) to Funding Agreement FORM OF OFFICER'S CERTIFICATE AS TO SOLVENCY LABOR READY, INC. Officer's Certificate
Exhibit 3.01(a)(ii)(A) to Funding Agreement FORM OF OFFICER'S CLOSING CERTIFICATE OF SERVICER LABOR READY, INC. Officer's Certificate
Exhibit 3.01(a)(ii)(B) to Funding Agreement FORM OF OFFICER'S POST-CLOSING CERTIFICATE OF SERVICER LABOR READY, INC. Officer's Certificate
Exhibit 3.01(a)(iv) to Funding Agreement FORM OF MONTHLY REPORT Labor Ready Funding Corporation [See attached]
Exhibit 3.01(a)(iv) to Funding Agreement FORM OF MONTHLY REPORTING
Exhibit 10.03 Form of POWER OF ATTORNEY
Annex G to Funding Agreement FINANCIAL COVENANTS
ANNEX 5.02(a) to FUNDING AGREEMENT REPORTING REQUIREMENTS OF THE BORROWER
ANNEX 7.08 to FUNDING AGREEMENT REPORTING REQUIREMENTS OF THE SERVICER
TABLE OF CONTENTS